Exhibit 5.3

CMS Cameron McKenna LLP

Mitre House
160 Aldersgate Street
Delphi Automotive PLC	London EC1A 4DD

DX 135316 BARBICAN 2

T +44 20 7367 3000
F +44 20 7367 2000

www.cms-cmck.com

10 March 2015

Our ref:	PKD/ANFR/132794.00001

Dear Sirs

Indenture dated 10 March 2015 and made between, among others, (1) Delphi Automotive LLP and (2) Delphi Automotive PLC (the “Company”)

1.	INTRODUCTION

We have acted as English legal advisers to the English Guarantor in connection with the offer (the “Offer”) of EUR €700,000,000 of the Company’s 1.500% senior notes due 2025 (which will be guaranteed by, amongst others, the English Guarantor pursuant to the Indenture) as contemplated by a registration statement on Form S-3 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on 19 December 2012 (the “Registration Statement”).

2.	TERMINOLOGY

In this opinion letter, terms defined in the Schedule to this letter, shall have the meanings given to them in that schedule and terms defined in the Indenture shall, unless otherwise defined herein, have the same meanings when used in this opinion letter.

3.	DOCUMENTS EXAMINED

For the purpose of giving the opinions in this letter we have examined the following documents (the “Reviewed Documents”):

3.1	a copy of the Indenture and .pdf copies of the executed signature pages;

3.2	.pdf copies of the Corporate Authorisations;

3.3	.pdf copies of the Constitutional Documents; and

3.4	the results of our online search on 17 February 2015 of the public records of the English Guarantor on file and available for inspection at Companies House which we updated on 9 March 2015 and the results of a telephone search made by us with respect to the English Guarantor at the Central Index of Winding-Up Petitions on 9 March 2015 (together the “Searches”).

Except as mentioned above, we have not examined any agreements, instruments, records or other documents, and have not made any enquiries or other investigations, whatsoever relating to or concerning the English Guarantor or any of the other parties to the Indenture in connection with the giving of this opinion letter.

4.	ASSUMPTIONS

In considering the Reviewed Documents referred to above we have assumed:

4.1	the genuineness of all signatures and seals on the Reviewed Documents and that any signature or execution pages on which any such signatures and/or seals appear physically formed part of complete and final versions of those documents at the time of signing and/or sealing;

4.2	the accuracy and completeness of all facts stated in the Reviewed Documents and of all representations and warranties given by or in respect of any party to the Indenture (except insofar as they relate to matters of law on which we expressly opine in this opinion letter);

4.3	the authenticity and completeness of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us in electronic form or as photocopies or facsimile transmitted copies or other copies of originals and the authenticity and completeness of the originals from which such copies were taken;

4.4	that the English Guarantor was carrying on business in accordance with the Partnership Agreement on the date of execution of the Indenture;

4.5	the lack of bad faith and the absence of fraud, coercion, duress or undue influence on the part of any party to the Indenture and/or its directors, employees, agents and advisers;

4.6	that the parties to the Partnership Agreement had the capacity and power to enter into the Partnership Agreement, that the Partnership Agreement was duly authorised by and duly executed and delivered by or on behalf of each of the parties to it in the form examined by us (and we have relied upon the certified copy of the Partnership Agreement attached to the Certificate) and that the Partnership Agreement creates legal, valid, binding and enforceable obligations under the laws of Delaware by which it is expressed to be governed;

4.7	that the Certificate is correct in all respects and does not fail to disclose any matters which had they been disclosed would be material in connection with the giving of the opinions contained in this opinion letter, and there have been no changes to the matters referred to in that certificate;

4.8	that the Resolutions were duly passed in accordance with the terms of the Partnership Agreement and have not been amended or revoked and remain in full force and effect and that any provisions contained in any relevant law or regulation relating to the declaration of members’ interests or the power of interested members to vote on or sign resolutions or members’ consents were duly observed in relation to the resolutions referred to above and that no member of the English Guarantor acted in breach of his duty in voting on any of the resolutions or members consents;

4.9	that the Indenture has been duly delivered by or on behalf of the English Guarantor and the Indenture is not subject to any escrow or similar arrangement;

4.10	that in entering into the Indenture, the English Guarantor did so in good faith and for the purpose of carrying on its business and at the time the Indenture was entered into there were reasonable grounds for the members of the English Guarantor to believe that the transactions to which the Indenture relates, and the execution and delivery by the English Guarantor of the Indenture and the exercise of its rights and the performance of its obligations thereunder, would materially benefit the English Guarantor and be likely to promote its success for the benefit of its members as a whole;

4.11	that the English Guarantor has not passed a voluntary winding-up resolution, that no petition has been presented to or order made by a court for the winding up or dissolution of the English Guarantor, that no application has been made to a court for an administration order in respect of the English Guarantor and no administration order has been made by any court in relation to the English Guarantor, that no appointment of an administrator of the English Guarantor has been made out of court and no notice of intention to appoint an administrator has been given or filed with any court in respect of the English Guarantor, that no receiver, trustee, administrator, provisional liquidator, administrative receiver or similar officer has been appointed in relation to the English Guarantor or any of its assets or revenues;

4.12	that no procedure or step analogous to any procedure or step described in Paragraph 4.11 above has been taken in New York, Delaware or any other applicable jurisdiction in relation to the English Guarantor;

4.13	that the information disclosed in the Searches was correct and complete and remains correct and complete as at the date of this opinion letter. It should be noted, however, that:

4.13.1	a search at Companies House is not capable of revealing whether or not a winding-up petition has been presented or an application for an administration order has been made or whether or not any documents have been filed with the court in relation to the appointment of an administrator out of court;

4.13.2	notice of a winding-up order or resolution, notice of an administration order, notice of the appointment of an administrator and notice of the appointment of an administrative receiver or other receiver need not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned after the relevant notice is so filed; and

4.13.3	a telephone search of the Central Index of Winding-Up Petitions relates only to compulsory winding up and to the appointment of an administrator and is not reliable for the purpose of revealing whether or not a petition for a compulsory winding up has been presented, an application for an administration order has been made or a notice of intention to appoint an administrator out of court has been filed since there may be a delay in notice of such a petition, application or notice being entered on the records of the Central Index and a petition or application presented or made to, or a notice filed with, a County Court may not have been notified to the Central Index and so may not appear on the records at all;

4.14	that none of the parties are or will be seeking to achieve any purpose not apparent from the Indenture which might render the Indenture illegal, void or unenforceable and, in particular (but without limitation), that the Indenture or any related transaction or transactions contemplated by the Indenture does not constitute financial assistance for the purpose of Section 678 or 679 of the Companies Act 2006; and

4.15	that there are no provisions of the laws of any country or jurisdiction outside England which would be contravened by the execution and delivery of the Indenture by any of the parties thereto or which would render the Indenture or any part of the Indenture or the performance of any of the provisions of the Indenture, illegal, ineffective or unenforceable or which would otherwise have any implications for the opinions we express and, insofar as the laws of any country or jurisdiction outside England may be relevant, such laws have been and will be complied with.

Our opinion is confined to, and given on the basis of, English law as applied by the English courts at the date of this opinion letter and we have made no investigation of the laws of any country or jurisdiction other than England (and, in particular, we have not made any investigation of the laws of Delaware or New York) and we do not express or imply any opinion thereon. Furthermore we do not express any opinion on European Union law as it affects any jurisdiction other than England (and, for this purpose, we have assumed that all statutory instruments and/or regulations made in England in purported implementation of any directive have been duly made in accordance with that directive and are valid in all respects under English law). The opinions given in this opinion letter are strictly limited to the matters stated in Paragraph 5 (Opinions) below and do not extend to and are not to be read as extending by implication to any other matters in connection with the Indenture. We express no opinion as to matters of fact.

This opinion letter and all non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law as at the date of this opinion letter.

5.	OPINIONS

Based upon and subject to the foregoing and subject to the reservations, qualifications and observations set out in Paragraph 6 (Qualifications) below and to any matters not disclosed to us, we are of the opinion that:

5.1	the English Guarantor is a limited liability partnership duly incorporated and registered under the laws of England;

5.2	the Indenture has been duly executed and delivered by or on behalf of the English Guarantor; and

5.3	the English Guarantor has the corporate power to enter into and to perform its obligations under the Indenture and has taken all necessary corporate action to authorise the execution and delivery of, and the performance by it of its obligations under the Indenture.

6.	QUALIFICATIONS

The opinions expressed in this opinion letter are subject to matters of public policy, rules of equity, the law relating to fraud, fundamental mistake and misrepresentation and all bankruptcy, insolvency, liquidation, administration, moratorium, arrangement, reorganisation and other laws relating to or affecting the rights of creditors.

This opinion letter is given solely for the information of the persons to whom it is addressed and solely in connection with the transactions contemplated by the Indenture and in particular, in connection with the Offer. This opinion letter may not be relied upon for any other purpose or by any other person and may not be transmitted or disclosed to any other person or be quoted or referred to in any public document without our prior written consent.

Without prejudice to the preceding paragraph, Davis Polk & Wardwell LLP may rely upon this opinion letter as if it were addressed to them, and this opinion letter may be filed as an exhibit to a Current Report on Form 8-K, and incorporated by reference into the Registration Statement.

This opinion letter is given by CMS Cameron McKenna LLP which assumes liability, and is responsible, for it. No individual owes or shall owe any duty of care to any person for this opinion letter.

Yours faithfully

/s/ CMS Cameron McKenna LLP

CMS Cameron McKenna LLP

SCHEDULE

DEFINITIONS

“Certificate”: means the signed certificate from an officer of the English Guarantor addressed to the Company dated 10 March 2015.

“Certificate of Incorporation”: means a certificate of incorporation of a Limited Liability Partnership dated 19 August 2009, together with a Certificate of Incorporation on Change of Name of a Limited Liability Partnership dated 8 October 2009 each in relation to the English Guarantor, certified as being true, complete and up to date as at the date of the Certificate.

“Constitutional Documents”: means the Partnership Agreement and the Certificate of Incorporation.

“Corporate Authorisations”: means the Certificate and the Resolutions.

“English Guarantor”: means Delphi Automotive LLP, a limited liability partnership registered in England & Wales with registered number OC348002.

“Indenture”: means the New York law governed base indenture dated as of 10 March 2015, as supplemented by the supplemental indenture dated as of 10 March 2015, among (1) the Company (as issuer), (2) the guarantors from time to time party thereto (as guarantors), (3) Wilmington Trust, National Association (as trustee), and (4) Deutsche Bank Trust Company Americas (as registrar, paying agent and authenticating agent).

“Partnership Agreement”: means the Delaware law governed Fifth Amended and Restated Limited Liability Partnership Agreement of the English Guarantor dated as of 27 February 2012, certified as being true, complete and up to date as at the date of the Certificate.

“Resolutions”: means the written resolutions dated 18 February 2015 adopted by the members of the English Guarantor approving, amongst other things, the execution and delivery of the Indenture, certified as being true, complete and up to date as at the date of the Certificate.